Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp successfully completes
Nitrogen Testing on Water Remediation Unit

Excellent results increase potential that Kyoto Credits will be available for operators utilizing Wescorp’s remediation units

HOUSTON, Texas and CALGARY, Alberta (Monday August 25, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Nitrogen Testing on its 2,000 barrel per day commercial water remediation test unit has been successfully completed. Wescorp’s water remediation units use a patented technology that provides safe, effective and economical separation of oil and solids from produced water. The purpose of Nitrogen Testing is to use only Nitrogen gas in the microscopic bubble generator to produce environmentally friendly by-product gas. The 60-day test has been successful in consistently cleaning produced water at the test site to less than 0.005% (50 parts per million) oil. Use of the Nitrogen version of Wescorp’s environmentally friendly process can additionally help in obtaining Kyoto carbon tax credits.

“The successful results from the nitrogen tests for our patented water remediation unit are significant for Wescorp,” commented Mark Norris, Chairman of Wescorp Energy and former Minister of Economic Development in the Alberta Provincial Government. “Wescorp is now able to offer to lease these units to conventional oil and gas operators, as well as heavy oil producers, with an added selling feature. By using Wescorp’s solution for water remediation, companies can further reduce their carbon emissions. There are additional emission reductions through a decrease in service and repair work on injection and disposal wells. This can result in significant cost savings and reduction in overall operating costs. When oil and gas operators use our water management solution, the advantages are numerous. Companies can operate in a more environmentally friendly manner, decreasing operating cost and increasing profitability all at the same time. We intend on using nitrogen generators on all future units including those going to Kansas, Wyoming and Texas as part of our large order for up to 256 units.”

“We continue to make technological advancements to remain a leader in water remediation and management for the oil and gas markets,” commented Doug Biles, President and CEO of Wescorp. “With the addition of Kyoto credits being obtainable through the use of our water solution, Wescorp’s technology has again proven that it provides a positive environmental impact as well as strong economic advantages. Implementation of environmentally friendly technology often causes an increase in operational costs or a decrease in revenue. Our water remediation technology is different – oil and gas operators can save money by using our system. Wescorp’s solution reduces the operators’ costs by lowering the expenses associated with water management, waste removal processes, transportation of waste material, service and repair to the injection and disposal wells and environmental liabilities. We believe that based on the strong economic and environmental advantages of our water remediation solution, it will be very difficult for oil and gas operators not to adopt this technology into their water management strategy.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com